Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T Jennifer A. Olson-Goude Investor Relations and Corporate Communications Tel: 612 303-6277

F O R     I M M E D I A T E     R E L E A S E

Piper Jaffray Companies Announces 2011 Fourth Quarter

and Full-Year Results

MINNEAPOLIS – Jan. 25, 2012 – Piper Jaffray Companies (NYSE: PJC) today announced non-GAAP net income of $2.1 million(1), or $0.11(1) per diluted common share, for the quarter ended Dec. 31, 2011. On a GAAP basis, the net loss was $116.4 million, or $7.38 per diluted common share. The non-GAAP figures exclude the $118.4 million after-tax goodwill impairment charge that the firm disclosed on Jan. 10. For the fourth quarter of 2010, net income was $9.4 million, or $0.49 per diluted common share. For the third quarter of 2011, results were a net loss of $3.6 million, or $0.23 per diluted common share.

Net revenues for the fourth quarter of 2011 were $99.2 million, compared to a record of $176.4 million in the year-ago period, and $98.2 million for the third quarter of 2011.

“It was a difficult second half to 2011, and our fourth quarter results were similar to the third quarter, with modest profitability(1),” said Andrew S. Duff, chairman and chief executive officer. “Asset management and investment banking revenues improved compared to the third quarter, and M&A revenues, while down, were solid. Institutional brokerage revenues were lower.”

Duff added “We navigated reasonably well against a challenging and volatile operating environment in 2011, achieving positive pre-tax earnings in each quarter during the year, on a non-GAAP basis(1). We remain focused on our key objective to increase the proportion of higher-margin, higher-return businesses—public finance, M&A and asset management— in order to improve our return on equity. We remain committed to our strategy to accomplish this goal and we executed against it in 2011: 1) made solid progress in building a national public finance franchise; 2) selectively added M&A talent and transitioned European investment banking operations to an M&A-only model; and 3) maintained competitive performance in key investment strategies, and grew mutual fund and MLP assets. As we head into 2012, we are well-positioned to serve our clients and compete in the marketplace.”

Fourth Quarter

Consolidated Expenses

For the fourth quarter of 2011, compensation and benefits expenses were $63.9 million, down 40 percent compared to $106.4 million in the fourth quarter of 2010. The decrease was primarily due to lower performance. Compensation and benefits expenses decreased 2 percent compared to the third quarter of 2011.

For the fourth quarter of 2011, compensation and benefits expenses as a percentage of net revenues were 64.4 percent, compared to 60.3 percent for the fourth quarter of 2010. The increase was primarily due to the impact of fixed components of compensation costs on a reduced revenue base. The compensation ratio declined from 66.5 percent in the third quarter of 2011, mainly due to lower variable compensation.

On a non-GAAP basis, non-compensation expenses were $33.7(2) million for the fourth quarter, down 28 percent compared to the fourth quarter of 2010. On a GAAP basis, non-compensation expenses were $154.0 million. The decrease on a non-GAAP basis was attributable to a $9.5 million restructuring charge recorded in the year-ago period and actions implemented during 2011 to reduce costs given the current operating environment. Non-GAAP, non-compensation expenses increased 3 percent compared to the third quarter of 2011.

Fourth Quarter

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets

For the fourth quarter, Capital Markets recorded a non-GAAP, pre-tax operating loss of $3.1 million(3), compared to pre-tax operating income of $16.1 million in the year-ago period and a pre-tax operating loss of $0.4 million in the third quarter of 2011. On a GAAP basis, this segment generated a pre-tax operating loss of $123.4 million.

Net revenues were $80.4 million, down 47 percent compared to the year-ago period, which was very strong across all products. Revenues declined 5 percent compared to the sequential third quarter, with stronger investment banking results more than offset by lower institutional brokerage performance.

•

Equity financing revenues of $17.0 million decreased 60 percent compared to the very strong fourth quarter of 2010. Industry-wide equity market volatility and uncertainty curtailed capital raising, particularly IPOs, in the U.S. and in Hong Kong. Revenues increased 146 percent compared to the low results in the third quarter of 2011, primarily driven by higher revenues in the U.S. and, to a lesser extent, Hong Kong.

•

Fixed income financing revenues were $15.2 million, down 24 percent compared to the robust fourth quarter of 2010. Revenues increased 37 percent compared to the third quarter of 2011, driven by an increase in completed public finance transactions with higher average revenue per transaction.

•

Advisory services revenues were $19.8 million, down 43 percent compared to the very strong year-ago period, and down 27 percent compared to the third quarter of 2011. The declines were due to a smaller transaction size and a lower transaction fee, on average.

•

Equity institutional brokerage revenues were $21.9 million, down 21 percent and 7 percent, compared to the fourth quarter of 2010 and the third quarter of 2011, respectively. The declines were primarily due to lower client activity in the U.S. and Hong Kong.

•

Fixed income institutional brokerage revenues were $9.7 million, down 57 percent and 33 percent, compared to the fourth quarter of 2010 and the third quarter of 2011, respectively. The declines were mainly due to lower results in taxable and municipal products, and lower strategic trading results.

•

Non-GAAP operating expenses for the quarter were $83.4(4) million, down 38 percent compared to the fourth quarter of 2010, resulting from both significantly lower compensation and non-compensation expenses. On a GAAP basis with the goodwill impairment charge, operating expenses were $203.7 million. Operating expenses on a non-GAAP basis decreased 2 percent compared to the third quarter 2011, due to lower compensation expenses. Non-GAAP segment pre-tax operating margin was a negative 3.8(3) percent, compared to 10.6 percent in the year-ago quarter and a negative 0.4 percent in the third quarter of 2011.

The following is a recap of completed deal information for the fourth quarter of 2011:

•	12 equity financings raising a total of $2.8 billion of capital.

•	144 tax-exempt issues with a total par value of $2.2 billion.

•	13 merger and acquisition transactions with an aggregate enterprise value of $1.4 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management

For the quarter ended Dec. 31, 2011, asset management generated pre-tax operating income of $4.7 million, down 34 percent compared to the fourth quarter of 2010 and up from $0.7 million in the third quarter of 2011. Net revenues were $18.8 million, down 26 percent compared to the year-ago period, mainly due to lower performance fees. Net revenues rose 37 percent compared to the third quarter of 2011, mainly due to improved management fees from higher assets under management, and improved performance in the firm’s new Municipal Opportunities Fund.

•

Operating expenses for the quarter were $14.1 million, including $2.1 million of intangible amortization expense, down 22 percent compared to the fourth quarter of 2010. The decrease was mainly attributable to lower compensation expenses. Operating expenses increased 8 percent compared to the third quarter of 2011. Segment pre-tax operating margin was 25.0 percent, compared to 28.1 percent in the year-ago period. The decline was mainly due to essentially the same level of non-compensation expenses over a lower revenue base, partially offset by a lower compensation ratio. The segment pre-tax operating margin was 4.9 percent in the third quarter of 2011. The significant improvement compared to the sequential third quarter resulted from higher revenues.

•

Assets under management (AUM) were $12.2 billion compared to $12.3 billion in the year-ago period and $11.2 billion in the third quarter of 2011. The improvement compared to the sequential third quarter was mainly due to improved equity market appreciation.

Other Matters

In the fourth quarter of 2011, $6.0 million, or 293,829 shares, of the firm’s common stock was repurchased pursuant to a share repurchase authorization. The average price per share repurchased was $20.40. The firm has $51.4 million remaining on the share repurchase authorization which expires on Sept. 30, 2012.

Full-Year 2011

For the year ended Dec. 31, 2011, non-GAAP net income was $16.4(1) million, or $0.86(1) per diluted common share. On a GAAP basis, results were a net loss of $102.0 million, or $6.51 per diluted common share. For 2010, net income was $24.4 million, or $1.23 per diluted common share. For 2011, net revenues were $458.1 million, down 14 percent compared to the prior year, resulting primarily from lower investment banking and institutional brokerage revenues.

Full-Year 2011

Consolidated Expenses

For 2011, compensation and benefits expenses were $288.1 million, down 9 percent compared to $315.2 million in 2010. The decrease was primarily driven by lower variable compensation due to lower performance. Compensation and benefits expenses as a percentage of net revenues were 62.9 percent, compared to 59.5 percent for 2010. The higher compensation ratio was mainly driven by the impact of fixed compensation costs on a reduced revenue base.

For 2011, non-compensation expenses were $139.4(2) million on a non-GAAP basis. On a GAAP basis, non-compensation expenses were $259.7 million.This amount compared to $157.6 million in 2010, which included $10.9 million of restructuring charges, mainly due to the re-organization of the firm’s European operations. The additional decrease in expenses was driven by the lower cost of the streamlined European operations and other cost-saving initiatives.

Full-Year 2011

Business Segment Results

Capital Markets

Capital Markets generated non-GAAP, pre-tax operating income of $16.0(3) million compared to $41.2 million in 2010. On a GAAP basis, this segment generated a pre-tax operating loss of $104.3 million. Net revenues were $386.9 million, down 16 percent compared to 2010, mainly attributable to macroeconomic issues and volatility, which negatively impacted capital raising — particularly in Asia — and institutional brokerage.

Non-GAAP operating expenses for the year were $370.9(4) million, down 12 percent compared to 2010. On a GAAP basis with the goodwill impairment charge, operating expenses for the year were $491.2 million. The decline on a non-GAAP basis was driven by both lower compensation and non-compensation expenses. For the year, segment pre-tax operating margin was 4.1(3) percent, on a non-GAAP basis, and compared to 8.9 percent in 2010.

The following is a recap of completed deal information for 2011:

•	64 equity financings raising a total of $13.0 billion of capital.

•	520 tax-exempt issues with a total par value of $6.9 billion.

•	43 merger and acquisition transactions with an aggregate enterprise value of $5.6 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management

For 2011, asset management generated pre-tax operating income of $14.6 million, down 10 percent compared to 2010. Net revenues were $71.2 million, up 6 percent compared to 2010. Management fees increased 16 percent, partially offset by lower performance fees.

Operating expenses for the year were $56.6 million, up 11 percent compared to 2010, attributable to both higher compensation and non-compensation expenses. For the year, segment pre-tax operating margin was 20.5 percent compared to 24.0 percent in 2010. The lower margin was mainly driven by lower performance fees for the year.

Other Matters

For the full year, $26.5 million, or 803,500 shares, of the firm’s common stock was acquired, 509,671 of which was related to employee tax obligations on vesting of equity awards.

Additional Shareholder Information

	As of Dec. 31, 2011		As of Sept. 30, 2011		As of Dec. 31, 2010
Number of employees:	1,011		1,035		1,031
Asset Management AUM:	$12.2 billion		$11.2 billion		$12.3 billion
Common Shareholders’ equity:	$718.4 million		$839.1 million		$813.3 million
Annualized Qtrly. Return on Avg. Adjusted Common Shareholders’ Equity	1.1	%(6)	(1.9	)%(5)	5.4	%(5)
Book value per share:	$45.61		$52.73		$55.50
Tangible book value per share(7):	$29.51		$29.10		$29.42

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., Jan. 25 at 9 a.m. ET (8 a.m. CT). To view a copy of the earnings release on or after Jan. 25, please visit www.piperjaffray.com. The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (888)810-0209 (domestic) or (706)902-1361 (international). The reservation number is 96211034. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Jan. 25 at the same Web address or by calling (855) 859-2056 and referencing reservation number 96211034.

About Piper Jaffray

Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our strategic priorities (including growth in public finance, asset management, and corporate advisory), the amount and timing of cost reduction measures and our quarterly run-rate for non-compensation expenses, anticipated financial results generally (including expectations regarding revenue levels, operating margins, earnings per share, and return on equity), the environment and prospects for capital markets transactions (including for our Asia-based business), current deal pipelines (or backlogs) or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, (6) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (7) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2011 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

###

Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended					Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31, 2011		Sept. 30, 2011		Dec. 31, 2010	4Q ‘11 vs. 3Q ‘11	4Q ‘11 vs. 4Q ‘10	Dec. 31, 2011		Dec. 31, 2010	Percent Inc/(Dec)
Revenues:
Investment banking	$51,422		$44,729		$94,650	15.0%	(45.7)%	$210,254		$266,386	(21.1)%
Institutional brokerage	25,374		31,533		46,343	(19.5)	(45.2)	142,308		167,954	(15.3)
Asset management	17,115		15,205		24,988	12.6	(31.5)	69,889		66,827	4.6
Interest	13,060		15,162		12,592	(13.9)	3.7	55,595		51,851	7.2
Other income/(loss)	(922)		441		5,989	N/M	N/M	11,656		12,043	(3.2)

Total revenues	106,049		107,070		184,562	(1.0)	(42.5)	489,702		565,061	(13.3)
Interest expense	6,829		8,894		8,190	(23.2)	(16.6)	31,577		34,987	(9.7)

Net revenues	99,220		98,176		176,372	1.1	(43.7)	458,125		530,074	(13.6)

Non-interest expenses:
Compensation and benefits	63,901		65,307		106,371	(2.2)	(39.9)	288,129		315,203	(8.6)
Occupancy and equipment	7,533		7,477		9,019	0.7	(16.5)	32,450		33,597	(3.4)
Communications	5,680		5,978		5,983	(5.0)	(5.1)	24,472		24,614	(0.6)
Floor brokerage and clearance	2,322		2,233		2,823	4.0	(17.7)	9,240		11,626	(20.5)
Marketing and business development	6,388		5,708		6,435	11.9	(0.7)	25,031		23,715	5.5
Outside services	7,917		6,664		8,436	18.8	(6.2)	29,506		32,120	(8.1)
Restructuring-related expense	—		—		9,530	N/M	(100.0)	—		10,863	(100.0)
Goodwill impairment	120,298		—		—	N/M	N/M	120,298		—	N/M
Intangible asset amortization expense	2,069		2,069		2,183	—	(5.2)	8,276		7,546	9.7
Other operating expenses	1,761		2,440		2,430	(27.8)	(27.5)	10,404		13,506	(23.0)

Total non-interest expenses	217,869		97,876		153,210	122.6	42.2%	547,806		472,790	15.9

Income/(loss) before income tax expense/(benefit)	(118,649)		300		23,162	N/M	N/M	(89,681)		57,284	N/M

Income tax expense/(benefit)	(2,902)		3,676		13,727	N/M	N/M	10,876		33,354	(67.4)%

Net income/(loss)	(115,747)		(3,376)		9,435	N/M	N/M	(100,557)		23,930	N/M
Net income/(loss) applicable to noncontrolling interests	617		207		15	198.1%	N/M	1,463		(432)	N/M

Net income/(loss) applicable to Piper Jaffray Companies (1)	(116,364)		(3,583)		9,420	N/M	N/M	(102,020)		24,362	N/M

Net income/(loss) applicable to Piper Jaffray Companies’ common shareholders (1)	$(116,364)		$(3,583)		$7,198	N/M	N/M	$(102,020)		$18,929	N/M

Earnings/(loss) per common share
Basic	$(7.38)		$(0.23)		$0.49	N/M	N/M	$(6.51)		$1.23	N/M
Diluted	$(7.38	)(2)	$(0.23	)(2)	$0.49	N/M	N/M	$(6.51	)(2)	$1.23	N/M

Weighted average number of common shares outstanding
Basic	15,773		15,889		14,635	(0.7)%	7.8%	15,672		15,348	2.1%
Diluted	15,773	(2)	15,889	(2)	14,639	(0.7)%	7.7%	15,672	(2)	15,378	1.9%

(1)	Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

(2)	Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.

N/M — Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	4Q ‘11 vs. 3Q ‘11	4Q ‘11 vs. 4Q ‘10	Dec. 31, 2011	Dec. 31, 2010	Percent Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$17,010	$6,923	$42,108	145.7%	(59.6)%	$79,600	$113,711	(30.0)%
Debt	15,211	11,106	19,936	37.0	(23.7)	54,566	65,958	(17.3)
Advisory services	19,832	27,294	34,629	(27.3)	(42.7)	78,684	90,396	(13.0)

Total investment banking	52,053	45,323	96,673	14.8	(46.2)	212,850	270,065	(21.2)

Institutional sales and trading
Equities	21,850	23,482	27,486	(7.0)	(20.5)	92,412	106,206	(13.0)
Fixed income	9,715	14,496	22,565	(33.0)	(56.9)	75,794	79,833	(5.1)

Total institutional sales and trading	31,565	37,978	50,051	(16.9)	(36.9)	168,206	186,039	(9.6)
Other income/(loss)	(3,243)	1,157	4,311	N/M	N/M	5,882	6,763	(13.0)

Net revenues	80,375	84,458	151,035	(4.8)	(46.8)	386,938	462,867	(16.4)
Non-interest expenses
Goodwill impairment	120,298	—	—	N/M	N/M	120,298	—	N/M
Operating expenses	83,431	84,828	134,984	(1.6)	(38.2)	370,918	421,707	(12.0)

Total non-interest expenses	203,729	84,828	134,984	140.2%	50.9%	491,216	421,707	16.5%

Segment pre-tax operating income/(loss)	$(123,354)	$(370)	$16,051	N/M	N/M	$(104,278)	$41,160	N/M

Segment pre-tax operating margin	(153.5)%	(0.4)%	10.6%			(26.9)%	8.9%

Asset Management
Management and performance fees
Management fees	$16,578	$15,205	$17,418	9.0%	(4.8)%	$67,606	$58,080	16.4%
Performance fees	537	—	7,570	N/M	(92.9)	2,283	8,747	(73.9)

Total management and performance fees	17,115	15,205	24,988	12.6	(31.5)	69,889	66,827	4.6

Other income/(loss)	1,730	(1,487)	349	N/M	395.7	1,298	380	241.6

Net revenues	18,845	13,718	25,337	37.4	(25.6)	71,187	67,207	5.9
Operating expenses	14,140	13,048	18,226	8.4	(22.4)	56,590	51,083	10.8

Segment pre-tax operating income	$4,705	$670	$7,111	602.2%	(33.8)%	$14,597	$16,124	(9.5)%

Segment pre-tax operating margin	25.0%	4.9%	28.1%			20.5%	24.0%

Total
Net revenues	$99,220	$98,176	$176,372	1.1%	(43.7)%	$458,125	$530,074	(13.6)%

Non-interest expenses
Goodwill impairment	120,298	—	—	N/M	N/M	120,298	—	N/M
Operating expenses	97,571	97,876	153,210	(0.3)	(36.3)	427,508	472,790	(9.6)

Total non-interest expenses	217,869	97,876	153,210	122.6%	42.2%	547,806	472,790	15.9%

Total segment pre-tax operating income/(loss)	$(118,649)	$300	$23,162	N/M	N/M	$(89,681)	$57,284	N/M

Pre-tax operating margin	(119.6)%	0.3%	13.1%			(19.6)%	10.8%

N/M — Not meaningful

FOOTNOTES

The press release includes the use of non-GAAP financial measures that are not prepared in accordance with U.S. generally accepted accounting principles and that exclude the effects of a goodwill impairment charge recognized in the fourth quarter of 2011. These non-GAAP financial measures should not be considered a substitute for measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this press release because management believes they are useful to investors by providing greater transparency to Piper Jaffray’s operating performance.

(1)	Net income/(loss) applicable to Piper Jaffray Companies and earnings per share

	Three Months Ended	For the Year Ended
(Amounts in thousands, except per share data)	December 31, 2011	December 31, 2011
Net loss applicable to Piper Jaffray Companies	$(116,364)	$(102,020)
Adjustment to exclude the goodwill impairment charge, net of income tax	118,448	118,448

Net income applicable to Piper Jaffray Companies, excluding the goodwill impairment charge	$2,084	$16,428

Net income applicable to Piper Jaffray Companies common shareholders, excluding the goodwill impairment charge	$1,729	$13,411

Diluted earnings per common share, excluding the goodwill impairment charge	$0.11	$0.86

Weighted average number of common share outstanding—diluted	15,773	15,685

(2)	Consolidated non-compensation expenses

	Three Months Ended	For the Year Ended
(Amounts in thousands)	December 31, 2011	December 31, 2011
Non-compensation expenses	$153,968	$259,677
Adjustment to exclude the goodwill impairment charge	(120,298)	(120,298)

Non-compensation expenses, excluding the goodwill impairment charge	$33,670	$139,379

(3)	Capital Markets pre-tax operating income and pre-tax margin

	Three Months Ended	For the Year Ended
(Amounts in thousands)	December 31, 2011	December 31, 2011
Capital Markets pre-tax operating loss	$(123,354)	$(104,278)
Adjustment to exclude the goodwill impairment charge	120,298	120,298

Capital Markets pre-tax operating income/(loss), excluding the goodwill impairment charge	$(3,056)	$16,020

Capital Markets pre-tax operating margin	(153.5)%	(26.9)%
Capital Markets pre-tax operating margin, excluding the goodwill impairment charge	(3.8)%	4.1%

(4)	Capital Markets operating expenses

	Three Months Ended	For the Year Ended
(Amounts in thousands)	December 31, 2011	December 31, 2011
Capital Markets operating expenses	$203,729	$491,216
Adjustment to exclude the goodwill impairment charge	(120,298)	(120,298)

Capital Markets operating expenses, excluding the goodwill impairment charge	$83,431	$370,918

(5)	Adjusted common shareholders’ equity

Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

	Average for the	Average for the
	Three Months Ended	Three Months Ended
(Amounts in thousands)	Sept. 30, 2011	Dec. 31, 2010
Common shareholders’ equity	$842,515	$809,154
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522

Adjusted common shareholders’ equity	$736,993	$703,632

(6)	Annualized quarterly return on average adjusted common shareholders’ equity

Management believes that the annualized quarterly return on average adjusted common shareholders’ equity excluding the impact of the goodwill impairment charge is a meaningful measure and aids comparison to the other quarters presented.

	Average for the	Average for the
	Three Months Ended	Three Months Ended
	Dec. 31, 2011, Including the	Dec. 31, 2011, Excluding the
(Amounts in thousands)	Goodwill Impairment Charge	Goodwill Impairment Charge
Common shareholders’ equity	$808,079	$837,691
Deduct: goodwill attributable to PJC Inc. acquisition by USB	79,141	105,522

Adjusted common shareholders’ equity	$728,938	$732,169

Annualized net income applicable to Piper Jaffray Companies	N/M	$8,337

Annualized quarterly return on average adjusted common shareholders’ equity	N/M	1.1%

(7)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
Common shareholders’ equity	$718,391	$839,139	$813,312
Deduct: goodwill and identifiable intangible assets	253,656	376,022	382,174

Tangible common shareholders’ equity	$464,735	$463,117	$431,138

N/M — Not meaningful